Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated December 29, 2025 (which includes an explanatory paragraph relating to the Abony Acquisition Corp. I’s ability to continue as a going concern), relating to the financial statements of Abony Acquisition Corp. I, as of November 30, 2025 and for the period from November 13, 2025 (inception) through November 30, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 29, 2025